EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

E.mergent, Inc.
ClearOne Communications EuMEA GmbH
ClearOne Communications Limited UK
Gentner Communications, Ltd. - Ireland
Gentner Ventures, Inc.